Exhibit 10.4
EMPLOYMENT AGREEMENT
CBOND SYSTEMS LLC. (The "Company) and Bruce Rich (the "Employee") hereby enter into this EMPLOYMENT AGREEMENT (the "Agreement") dated as of August 10, 2013, as follows:
1. Employment.
The Company or any one or more of its affiliated corporations shall employ Employee, and Employee shall be employed by the Company or any one or more of its affiliated corporations upon the terms and subject to the conditions set forth in this Agreement.
2. Term of Employment.
The period of Employee's employment under this Agreement shall begin as of the date hereof, and shall continue for a period of five (5) years thereafter (subject to any "termination" terms herein); provided, that the agreement shall automatically be renewed for successive two (2) year periods after the initial two (2) year period (the "Employment Term"), unless terminated pursuant to the terms of this Agreement.
3. Duties and Responsibilities.
(a) Employee shall serve as Chairman of the Board of Directors and as Chief Executive Officer ("CEO") and shall be based at the Company's offices in Houston, Texas or elsewhere by agreement. Employee will have active involvement in the Company's vision, strategy, market selection and execution. Employee will report to the Board of Directors.
(b) Employee shall faithfully serve the Company, and/or its affiliated corporations, devote Employee's full working time, attention and energies to the business of the Company, and/or its affiliated corporations, and perform his duties under this Agreement to the best of Employee's abilities
(c) Employee shall i) comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; and ii) comply with the Company's rules, procedures, policies, requirements, and directions.
4. Compensation and Benefits.
(a) Salary. During the Employment Term, the Company shall pay Employee $25,000 per month and receive payment on the 1st calendar day of each month. Such Salary shall be paid in accordance with the Company's standard payroll practices for its employees.
(b) Employee will obtain Option to elect to purchase all or any part of Employee's unpaid compensation and benefits in units of the Company. The purchase price per unit (the "Exercise Price") shall be equal to $0.10 par value ("Units"). If the Company shall be the surviving corporation in any merger or consolidation, the Option granted hereunder (to the extent that it is still outstanding) shall pertain to and apply to the securities to which a holder of the same number of units that are then subject to the Option would have been entitled. No fractional units shall be issued under this Agreement. To the extent a fractional unit is earned or exercised, the number of units shall be rounded down to the nearest whole number.
(c) The right to exercise the Option shall accrue as set forth in this Agreement. In the event that Employee has a Termination of Service for any reason this Option shall immediately thereupon terminate, except that Employee shall have one (1) year from such termination to exercise any unexercised portion of the Option which is then exercisable. The Option shall be non-transferable by Employee other than by a designation made in a form and manner acceptable to the Company.

Exhibit 10.4 -- Page 1

The Option may be exercised by the person then entitled to do so as to any Units which may then be purchased (a) by giving written notice of exercise to the Company, specifying the number of full units to be purchased and accompanied by full payment of the purchase price thereof, and (b) by giving satisfactory assurances in writing if requested by the Company, signed by the person exercising the Option, that the Units to be purchased upon such exercise are being purchased for investment and not with a view to the distribution thereof.
(d) If employee is successful in raising investment capital for the Company then employee will be paid 5% of the first $10 million, plus 4% of the next $10 million and 3% of everything above $20 million.
(e) If employee procures new business then employee will be paid a 5% sales commission based on gross profit [sales price minus cost of goods sold).
(f) Company will provide life, health, dental and vision insurance benefits coverage.
(g) Company will provide a car allowance of $500.00 per month
(h) Expense Reimbursement. The Company shall promptly reimburse Employee for the ordinary and necessary business expenses incurred by Employee in the performance of the duties hereunder in accordance with the Company's customary practices applicable to employees, provided that such expenses are incurred and accounted for in accordance with the Company's policy and are related to C-Bond business activities related to customers, investors, and licenses. Expenses for travel for C-Bond related activities will be reimbursed with pre-approval for the travel plans.
5. Termination of Employment
Employee's employment hereunder may be terminated under the following circumstances:
(a) Death. Employee's employment hereunder shall terminate upon Employee's death.
(b) Total Disability. The Company may terminate Employees employment hereunder upon Employee becoming "Totally Disabled". For purposes of this Agreement, Employee shall be 'Totally Disabled" if Employee is physically or mentally incapacitated so as to render Employee incapable of performing Employee's usual and customary duties under this Agreement, as determined by the Company's Board of Directors.
6. Compensation Following Termination of Employment.
In the event that Employee's employment hereunder is terminated, Employee shall be entitled to the following compensation and benefits upon such termination.
(a) Any accrued but unpaid Salary for services rendered to the date of termination and; any accrued but unpaid expenses required to be reimbursed under this Agreement through the date of termination.
7. Restrictive Covenants
(a) Competitive Activity. Employee covenants and agrees that at all times during Employees period of employment with the Company, and during the period that payments are made to, or benefits are received by, Employee pursuant to this Agreement, Employee will not, directly or indirectly through others, engage in, assist (whether Employee receives a financial benefit or not), or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of less than 1% of the stock of a public company), partner or proprietor of, or any type of principal whatsoever in, any person, firm, or business entity which directly or indirectly, is engaged in a business competing with any business conducted and carried on by the Company or any of its subsidiaries, without the Company's specific written consent to do so. Employee further agrees that for a period of two (2) years after the date payments made to, or benefits received by, Employee pursuant to this Agreement cease, or for a period of two (2) years following the date of termination of Employee's employment, whichever is later (whether such termination is voluntary or involuntary by wrongful discharge, or otherwise), Employee will not, directly or indirectly through other persons, engage in, assist (whether Employee receives a financial benefit or not), or have any active interest or involvement, whether as an employee, agent, consultant, creditor, advisor, officer, director, stockholder (excluding holdings of less than 1% of the stock of a public company), partner or proprietor of, or any type of principal whatsoever in, any person, firm, or business entity which, directly or indirectly, is engaged in a business competing with any business conducted and carried on by the Company or any of its subsidiaries, without the Company's prior written consent.

Exhibit 10.4 -- Page 2

(b) Non-Solicitation. Employee covenants and agrees that at all times during Employee's period of employment with the Company, and for a period of one year after the date payments made to, or benefits received by. Employee pursuant to this Agreement cease, or two years after the date of termination of the Employee's employment, whichever is later (whether such termination is voluntary or involuntary by wrongful discharge, or otherwise), Employee will not, directly or indirectly through others, iii) induce any customers of the Company or its affiliates to patronize any similar business which competes with any business of the Company or its subsidiaries; iv) canvass, solicit or accept any similar business from any customer of the Company or its affiliates; v) request or advise any customers of the Company or its affiliates to withdraw, curtail or cancel such customer's business with the Company or its affiliates; vi) disclose to any other person, firm or corporation the names or addresses of any of the customers of the Company or its subsidiaries; or vii) cause, solicit, entice, or induce any present or future employee of the Company or any of its subsidiaries to have the employ of the Company or such subsidiary or to accept employment with, or compensation from, the Employee or any other person, firm, association, or corporation, without the Company's prior written consent.
(c) Non-Disparagement. Employee covenants and agrees that Employee shall not engage in any pattern of conduct that involves the making or publishing of written or oral statements or remarks (including, without limitation, the repetition or distribution of derogatory rumors, allegations, negative reports or comments) which are disparaging, deleterious or damaging to the integrity, reputation or goodwill of the Company, its management, or of the management of the Company's affiliates.
(d) Protected Information. Employee recognizes and acknowledges that Employee has had and will continue to have access to various confidential or proprietary information concerning the Company and its affiliates of a special and unique value which may include, without limitation, viii) books and records relating to operation, finance, accounting, sales, personnel and management, ix) policies, procedures, and matters relating particularly to the Company, its affiliates or their respective operations, including customer service requirements, costs of providing service and equipment, operating costs and pricing matters, and x) various trade or business secrets, including customer lists, route sheets, business opportunities, marketing or business diversification plans, business development and bidding techniques, training materials, methods and processes, proprietary information, financial data and the like (collectively, the "Protected Information"); provided, however, that information which is or becomes a part of the public domain through no fault or action of the Employees shall not be considered Protected Information. Employee therefore covenants and agrees that Employee will not at any time, either while employed by the Company or afterwards, knowingly make any independent use of, or knowingly disclose to any other person or organization (except as authorized by the Company) any of the Protected Information, provided that Employee may disclose Protected Information if required by court order or a subpoena after giving prior written notice to the Company.

Exhibit 10.4 -- Page 3

9. Withholding Taxes
The Employee shall assume all legal duties and responsibilities that include but are not limited to tax liabilities. Employee acknowledges and agrees that the liability for all Tax-Related Items legally due by employee is and remains Employee's responsibility
10. Non-Disclosure Agreement Terms.
Employee agrees that Employee will not disclose the terms of this Agreement to any third party other than Employee's immediate family, attorney, accountants, or other consultants or advisors, or except as may be required by any governmental authority.
11. Sources of Payment.
All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment.
12. Assignment.
Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Employee, and shall be assignable by the Company only to any financially solvent corporation or other entity resulting from the reorganization, merger or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business or substantially all of its business or assets may be sold, exchanged or transferred, and it must be so assigned by the Company to, and accepted as binding upon it by, such other corporation or entity in connection with any such reorganization, merger, consolidation, sale, exchange or transfer (the provisions of this sentence also being applicable to any successive such transaction).
13. Entire Agreement; Amendment.
This Agreement shall supersede any and all existing oral or written agreements, representations, or warranties between Employee and the Company or any of its subsidiaries or affiliated entities relating to the terms of Employee's employment by the Company. It may not be amended except by a written agreement signed by both parties.
14. Governing Law and Venue.
This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and to be performed in that State, without regard to its conflict of laws. Venue for any legal dispute will be in the state District Courts of Houston, Harris County, Texas.
15. Notices.
Any notice, consent, request or other communication made or given in connection with this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by registered or certified mail, return receipt requested, or by facsimile or by hand delivery, to those listed below at their following respective addresses or at such other address as each may specify by notice to the others:
To the Company:	C-Bond Systems LLC. 5925 Almeda Road #2515 Houston, Texas 77004

Exhibit 10.4 -- Page 4

To the Employee:	Bruce Rich 5925 Almeda Road #2515 Houston, Texas 77004
16. Review of Agreement.
Employee acknowledges that he b) has carefully read and understands all of the provisions of this agreement and has had the opportunity for this Agreement to be reviewed by counsel, c) is voluntarily entering into this Agreement an d) has not relied upon any representation or statement by the Company (or its affiliates, equity holders, agents, representatives, employees and attorneys) with regard to the subject matter or effect of this Agreement
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date written below.
Date: 8/10/13
C-BOND SYSTEMS, LLC		BRUCE RICH

By:	/s/ Bruce Rich	By:	/s/ Bruce Rich
Bruce Rich, CEO

By:	/s/ Paul Brogan
Paul Brogan, President

Exhibit 10.4 -- Page 5

ADDENDUM TO
EMPLOYMENT AGREEMENT
 GRANT OF OPTION RIGHTS
THIS ADDENDUM TO EMPLOYMENT AGREEMENT (the "Addendum") is made as of even date with the Employment Agreement to which it is attached and into which it is incorporated (the "Agreement"), by and between C-Bond systems, a Texas company (the "Company"), and Bruce Rich (the "Executive");
WITNESSETH:
WHEREAS, the Company and the Executive wish to enter into a written agreement setting forth the terms and conditions for the granting of certain option rights as set forth below;
NOW, THEREFORE, in consideration of the foregoing premises and the promises and covenants in the Agreement and in this Addendum, the parties hereto agree as follows:
Option to Purchase Stock. Upon execution of the Agreement and this Addendum by both parties, the Executive shall be granted an option (the "Option") to purchase 3,000,000 units (the "Option") of the common units of C-Bond Systems, LLC ("CBOND"). For all purposes of this Agreement and Addendum, the Grant Date shall be August 10, 2013. The Executive's right to purchase the Option units pursuant to this provision shall accrue as described in the vesting period provision set forth at Section below (the "Vesting Period"). The Executive may exercise such Option at any time prior to the tenth anniversary of the date of the Agreement. The Executive's exercise of all Option rights shall be effected in accordance with the terms of C-Bond Systems operating agreement.
Compensation Plan (the "Plan"). Executive's rights with respect to all units that are the subject of this provision shall be governed by the terms of C-Bond Systems operating agreement.
Options to Purchase Units. Upon execution of the Agreement and this Addendum by both parties, Executive shall effective upon the Grant Date be granted rights as set forth herein to 3,000,000 units subject to vesting requirements to be determined by the Company for its senior executives and the approval of said Incentive Compensation, Executive shall, for so long as he is employed pursuant to the Agreement, be awarded an annual stock option grant (the "Annual Grant") of a minimum of 1,000,000 units of C-Bond System common units. If any Annual Grant or portion of Annual Grant is scheduled to vest within ninety (90) calendar days after a Triggering Termination (as that term is defined in this Addendum), such Annual Grant or portion of Annual Grant shall vest as scheduled notwithstanding such Triggering Termination, provided, however, that any exercise of option rights obtained pursuant to such a vesting must be performed by the Executive within ninety (90) calendar days after such Triggering Termination. Except as provided in the immediately foregoing sentence, any Annual Grant or portion of Annual Grant that has not vested on the effective date of any termination or expiration of Executive's employment with the Company shall be forfeited by the Executive. All rights of Executive with respect to the Annual Grant shall be subject to the terms of the operating agreement. The grant of Options described in this Section and Executive's compensation as described in the Agreement shall be subject to all applicable federal and/or state withholding requirements as determined by the Company.
Vesting Period. (a) With respect to all units of Option Units which are the subject of the rights and/or Option(s) described in the provisions set forth above, the Vesting Period shall begin on the Grant Date. The Vesting Period with respect to each installment shown on the schedule shall end on the Vesting Date applicable to such installment. If C-Bond Systems is sold prior to August 10, 2016, Executive will at that time become fully vested.
Vesting Installment Date:
(a) 1,000,000 units of Option Units exercisable at .10 per unit on August 10, 2014
(b) 1,000,000 units of Option Units exercisable at .10 per unit on August 10, 2015
 (c) 1,000,000 units of Option Units exercisable at .10 per unit on August 10, 2016

Exhibit 10.4 -- Page 6

Termination. In the event of a termination of the Executive's employment by the Company that: (i) is Without Cause as described in the Employment Agreement; or (ii) is a termination by the Executive for Good Reason as defined in Employment Agreement; or (iii) occurs because on or before the Offer Date (as defined in the Agreement) the Company fails to extend or renegotiate this Agreement with Executive at expiration (any of the foregoing a "Triggering Termination"), then, notwithstanding the foregoing provisions, Executive shall as of the termination of Executive's employment become vested in the shares of Option rights to all of the Option Units, and become owner of the Option Units (subject to the conditions described below) such Option rights free of all restrictions otherwise imposed by this Agreement (other than transfer or other restrictions imposed by the operating agreement, the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended or the rules thereto), prior to the date the Option rights would otherwise become vested; provided, however, that any exercise of Option rights pursuant to such a Triggering Termination must be performed by the Executive within ninety (90) calendar days after the date of such Triggering Termination or will be forfeited by the Executive. If a Triggering Termination occurs because the Company declines to extend or renegotiate this Agreement with Executive at the end of its term, then the effective date of such Triggering Termination shall be the date on which the term of the Agreement expires or Executive's termination of employment if later. In the event of any termination or expiration of Executive's employment with the Company other than pursuant to a Triggering Termination, any Option Units that has not vested on the date such termination or expiration occurs shall be forfeited by the Executive. All Option Units shall be subject to any restrictions imposed by the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended or the rules thereto.
Effective Date. Any term or provision contained in this Addendum to the contrary herein notwithstanding, the terms and provisions of this Addendum and all rights and/or options granted herein shall be subject to the provisions of the Operating Agreement and to the prior review and approval of C-Bond Systems Board of Directors.
Application of IRC Section 162(m). In the event the Executive is or becomes a proxy-named executive or the Company in relation to the Executive is otherwise subject to the provisions of Section 162(m) of the Internal Revenue Code, the Company may defer the payment of all compensation to which Executive is entitled pursuant to this Addendum or the Agreement or otherwise take all measures, the Company reasonably deem necessary or advisable to comply with said Section 162(m) of the Internal Revenue Code or any successor provision with respect to deductibility of executive compensation. Any term or provision herein to the contrary notwithstanding, the timing and other conditions of any grants, options or payments to be made under this Addendum shall be subject to the requirements of all applicable laws and regulations, whether or not they are in existence or in effect when this Addendum is executed by the parties hereto.
Entire Agreement. Subject to the Employment Agreement to which this Addendum is attached as an addendum thereunder, this Addendum, in conjunction with the Agreement in its entirety, contains the entire agreement of the parties with regard to the subject matter hereof, supersedes all prior agreements and understandings, regarding such subject matter, whether written or oral, and may only be amended by an agreement in writing signed by the parties thereto.
No Effect on Agreement. Except as otherwise specifically set forth in this Addendum, all terms and conditions contained in the Agreement of which this Addendum is made part are and shall remain unmodified hereby
IN WITNESS WHEREOF, the parties hereto have executed this Addendum as of the date set forth hereinabove.

C-BOND SYSTEMS, LLC		BRUCE RICH

By:	/s/ Paul Brogan	By:	/s/ Bruce Rich

Title:	President	Date:

Exhibit 10.4 -- Page 7

The Managers of the Company hereby join in the execution of this Agreement to evidence their consent of the attached Employment Agreement pursuant to the Company Limited Liability Agreement.
WE CONSENT AND AGREE TO THE ATTACHED EMPLOYMENT AGREEMENT OF BRUCE RICH ON THE DATE WRITTEN BELOW:
Date: 10/1/13

/s/ Paul Brogan
PAUL BROGAN, Manager

/s/ Bruce Rich
BRUCE RICH, Manager

/s/ Sergio Moreira, Jr.
 SERGIO MOREIRA, JR., Manager

Exhibit 10.4 -- Page 8

AMENDMENT TO ADDENDUM AND AGREEMENT BETWEEN CBOND
 SYSTEMS, LLC AND BRUCE RICH
This Amendment to Addendum and Agreement between CBond Systems, LLC and Bruce Rich (the "Agreement") is made effective as of the 31st day of December, 2017 between Bruce Rich, ("Rich") and CBond Systems, LLC, a Texas limited liability company ("Company").
WHEREAS:
A.           Rich and Company entered into that certain Employment Agreement dated August 10, 2013, as amended (the "Employment Agreement") which contained an Addendum to Employment Agreement Grant of Option Rights (the "Addendum") and which such Addendum provided for certain option rights as provided therein; and
B.            Pursuant to the terms of this Agreement, the parties desire to amend the Addendum.
C.            Pursuant to the terms of this Agreement, the parties desire to agree to certain other terms and conditions.
NOW THEREFORE in consideration of the premises and the mutual covenants and agreements herein contained and other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each party) and in consideration, in part for the earlier mutually agreed termination of the Employment Agreement, the parties covenant and agree each with the other as follows:
1.	The Addendum is hereby amended as follows:
Company hereby confirms, ratifies, and agrees that (i) Rich has a valid, binding and enforceable right in and to an option to purchase three million common units under the Addendum (as defined in the Addendum, the "Option"), which such Addendum is adopted and incorporated by reference herein for all purposes, (ii) that all of the Option units under the Addendum have vested, (iii) the Option provides Rich the right to purchase three million (3,000,000) Company common units at $.10 per unit, (iv) that the Option is valid, binding, effective, enforceable and available for exercise by Consultant, and that a "Termination of Service" or "Triggering Termination" has not occurred or been deemed to have occurred as those terms are defined under the Employment Agreement and Addendum, (v) that the Company agrees that Rich has the right to exercise the Option for a three (3) year period beginning December 31, 2017, and (vi) that the Option, and the corresponding exercise price and number of common units for purchase, shall apply to any successor entity or corporation as a result of any merger, consolidation, reorganization or any other type of transaction involving the Company and the related conversion of common units into any other securities, and that the exercise price and the corresponding securities available for purchase under the Option shall be accordingly adjusted based on the number of securities to which a holder of the same number of units that are then subject to the Option would have been entitled.

Exhibit 10.4 -- Page 9

Notwithstanding anything to the contrary contained in the Option, so long as the Company has any securities trading in a public market, the Option shall not be exercisable by the holder thereof to the extent (but only to the extent) that after giving effect to such exercise the holder (together with any of its affiliates) would beneficially own in excess of 9.99% (the "Maximum Percentage") of the Company's securities trading in a public market ("Common Stock"). To the extent the above limitation applies, the determination of whether this Option shall be exercisable (vis-a-vis other convertible, exercisable or exchangeable securities owned by the holder or any of its affiliates) and of which such securities shall be convertible, exercisable or exchangeable into or for traded securities (as the case may be, as among all such securities owned by the holder) shall, subject to such Maximum Percentage limitation, be determined on the basis of the first submission to the Company for conversion, exercise or exchange (as the case may be). No prior inability to exercise this Option pursuant to this paragraph shall have any effect on the applicability of the provisions of this paragraph with respect to any subsequent determination of exercisability. For the purposes of this paragraph, beneficial ownership and all determinations and calculations (including, without limitation, with respect to calculations of percentage ownership) shall be determined in accordance with Section 13(d) of the Securities and Exchange Act of 1934, as amended, (the "Exchange Act") and the rules and regulations promulgated thereunder. The provisions of this paragraph shall be implemented in a manner otherwise than in strict conformity with the terms of this paragraph to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Maximum Percentage beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such Maximum Percentage limitation. The limitations contained in this paragraph shall apply to a successor holder of this Option. The holders of Common Stock shall be third party beneficiaries of this paragraph and the Company may not waive this paragraph without the consent of holders of a majority of its Common Stock. For any reason at any time, upon the written or oral request of the holder, the Company shall within one (1) business day confirm orally and in writing to the holder the number of shares of Common Stock then outstanding, including by virtue of any prior conversion or exercise of convertible or exercisable securities into Common Stock, including, without limitation, pursuant to this Option. At any time the holder may increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% as specified in a written notice by the holder to the Company (subject to the Company's consent, not to be unreasonably withheld); provided that (i) any such increase or decrease will not be effective until the 61st day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the holder sending such notice and not to any other holder of the Option. Notwithstanding any other provision, at no time may the holder exercise this Option such that the number of Option Shares to be received pursuant to such exercise, aggregated with all other shares of Common Stock then owned, or deemed beneficially owned, by the holder and its affiliates, would result in the holder and its affiliates owning more than 9.99% of all of such Common Stock as would be outstanding on the date of exercise, as determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. In addition, as of any date, the aggregate number of shares of Common Stock into which this Option is exercisable within 61 days, together with all other shares of Common Stock then beneficially owned (as such term is defined in Rule 13(d) under the Exchange Act) by holder and its affiliates, shall not exceed 9.99% of the total outstanding shares of Common Stock as of such date.

Exhibit 10.4 -- Page 10

Further, Company agrees that upon the earlier of one (1) year of the closing of a merger transaction with a public company or a registration statement that covers all of the shares of the Company, that it shall file and not withdraw an S-8 registration statement covering all of Rich's outstanding Company common units held be Rich or his assignees (including any shares issuable or issued in exchange for common units, the "Shares"), if any, including without limitation, any shares issued or issuable pursuant to any exercise of the Option, as core shares covered by such filing.
2.
Company hereby confirms and agrees, and represents and warrants that (i) all common units and the Option held by Rich are assignable and transferable by Rich, in whole or in part, upon notice to the Company by Rich, and that Company preapproves such assignment, (ii) all existing Company common units held and owned by Rich or his assignees (including any shares issuable or issued in exchange for common units) shall be treated no less favorably in all respects than any other common units (or shares issued or issuable in exchange for common units or other obligations) held by, or issued to, any other existing or new equity holder of the Company, and (iii) the anti-dilution provision and rights under paragraph 1(b) of the August 1, 2017 amendment to the Employment Agreement are adopted and incorporated by reference herein for all purposes, and continue and survive as valid and binding obligations of the Company with respect to all common units held by Rich.

3.
Except as otherwise provided in this Agreement, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors and assigns. This Agreement shall not be assignable by Rich or Company, without the prior written consent of the other party, provided however that this Agreement shall be binding upon Company and any entity resulting from the reorganization, merger, transaction, acquisition, or consolidation of the Company with any other corporation or entity or any corporation or entity to or with which the Company's business, equity interests, or substantially all of its business or assets may be sold, exchanged or transferred (the provisions of this sentence also being applicable to any successive such transaction).

4.
In all other respects, this Agreement incorporates and continues the terms and conditions set forth in the Addendum and such terms and conditions remains in full force and effect, except as amended in this Agreement.

5.
This Agreement may be executed and delivered in any number of counterparts with the same effect as if the parties had all signed and delivered the same Agreement, and each counterpart will be construed together to be an original, and will constitute one and the same Agreement.

Exhibit 10.4 -- Page 11

IN WITNESS WHEREOF the Parties have duly executed and delivered this Agreement.

BRUCE RICH		CBOND SYSTEMS, LLC

By:	/s/ Bruce Rich	By:	/s/

Date:		Name:

Title:

Date::

Exhibit 10.4 -- Page 12